Exhibit 10.7

CARS.COM

SHARE APPRECIATION RIGHTS PLAN

(Effective as of January 1, 2015)

1. Purpose. The Cars.com Share Appreciation Rights Plan (the “Plan”) is intended to motivate certain key employees of Cars.com, LLC, a Delaware limited liability company or any successor thereto (the “Company”), to maximize their contributions to the long-term success of the Company and to encourage them to remain in the employ of the Company through awards of Share Appreciation Rights (“SARs”). The Plan is effective as of January 1, 2015 (the “Effective Date”).

2. Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Award” means a grant of SARs to a Participant under this Plan.

(b)	“Award Agreement” means an agreement (in either paper or electronic form) that sets forth the terms, conditions and limitations of an Award made under the Plan.

(c)	“Cause” means (i) any intentional misappropriation of any funds or property from the Company or the receipt of personal profit from a transaction conducted on the Company’s behalf; (ii) failure to comply with Company policies (and, depending upon the materiality of the failure and the ability to cure such failure, after written warning thereof and opportunity to cure); (iii) usage of substances resulting in Participant’s inability to properly perform employment duties, and after written warning thereof and opportunity to cure, (iv) chronic poor work performance by Participant, after written warning thereof and opportunity to cure; or (v) conviction of a felony that would reflect adversely on the Company or adversely affect Participant’s ability to perform his or her employment duties.

(d)

“Change in Control” means a transaction, or a series of related transactions, in which (i) an unrelated entity, person, or group acquires ownership of equity securities representing in excess of 50% of the Company’s outstanding voting power, or (ii) an unrelated entity, person, or group acquires all or substantially all of the Company’s assets; provided that in both cases the Change in Control must also constitute a “change in control event” within the meaning of Section 409A with respect to the Company. For avoidance of doubt, an initial public offering or spin-off of the Company or any Affiliate shall not be a Change in Control, and a change in control of TEGNA Inc. will not constitute a Change in Control. For this purpose, “Affiliate” shall mean means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with the Company, and “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Cars.com, LLC.

(g)	“Deferral Rules” means those rules and procedures established by the Administrator in its discretion consistent with the requirements of Section 409A for the deferral of payment of vested SARs beyond the Performance Period, including, without limitation, any such deferral rules described in Section 6 below, which rules and procedures are incorporated by reference herein.

(h)	“Disability” means the Participant’s permanent and total disability as determined under the Company’s Long Term Disability Plan.

(i)	“Fair Market Value” means the value of a Share as of the applicable date selected by the Plan Administrator which shall typically occur as of the last day of each calendar year, and which may also occur on other dates as determined by the Plan Administrator in its discretion. The Plan Administrator, in its discretion, shall be responsible for determining Fair Market Value, provided that the Plan Administrator may consult with an independent third-party appraiser selected by the Plan Administrator in that process. The Plan Administrator may make such adjustments in determining the Fair Market Value of the Company to reflect such factors and transactions affecting the Company as the Plan Administrator determines to be appropriate in the Plan Administrator’s discretion. Once the Plan Administrator has determined Fair Market Value for an applicable date, it shall be binding on all Participants.

(j)	“Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Participant’s express written consent, unless such circumstances are fully corrected within 90 days of the notice of termination described below:

•	the material diminution of the Participant’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control;

•	a reduction in the Participant’s base salary or target bonus opportunity as in effect on the date immediately prior to the Change in Control;

•

failure to provide the Participant with an annual long-term incentive opportunity whose grant date value is equivalent to or greater in value than Participant’s regular annual long-term incentive opportunity in effect on the date of the Change of Control (counting only normal long-term incentive awards made as a part of the regular annual pay package, not special awards not made on a regular basis), calculated using widely recognized valuation methodologies by an experienced compensation consultant at a nationally recognized firm;

•	the relocation of the Participant’s office from the location at which the Participant is principally employed immediately prior to the date of the Change in Control to a location 35 or more miles farther from the Participant’s residence immediately prior to the Change in Control, or the Company’s requiring the Participant to be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control; or

•	the failure by the Company or its affiliate to pay any compensation or benefits due to the Participant.

Any termination by the Participant for Good Reason shall be communicated by a notice of termination that (A) indicates the specific termination provision in the Plan relied upon, and (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Such notice must be provided to the Company within ninety (90) days after the event that created the “Good Reason.”

(k)	“Participant” means an employee of the Company who has been designated as eligible to receive an Award under the Plan.

(l)	“Performance Period” means the measurement period designated by the Plan Administrator for an Award.

(m)	“Plan Administrator” means the Senior Vice President and Chief Human Resources Officer of TEGNA Inc. or such other executive(s) appointed by the Chief Executive Officer of TEGNA Inc. The Plan Administrator may from time-to-time delegate part or all of the powers and/or responsibilities of the Plan Administrator hereunder to such members of management of TEGNA Inc. or Cars.com, LLC as the Plan Administrator may determine.

(n)	“Retirement” means a termination of employment other than for Cause after attaining age 65 or after attaining age 55 and completing 5 years of service.

(o)	“SAR” means a share appreciation right granted under this Plan.

(p)	“Section 409A” means Code Section 409A and applicable regulations and other guidance issued under such Section.

(q)	“Separation from Service” means a separation from service as defined by Section 409A.

(r)	“Share” means a Class A membership unit of the Company.

3. Participants. Participants shall consist of such key employees of the Company as the Plan Administrator determines in the Plan Administrator’s discretion. Designation of a Participant in any year shall not require such person to receive an Award in any other year or, once designated, to receive the same amount of Award as granted to the Participant or any other Participant in any year.

4. SARs. SARs shall consist of Awards that entitle the holder to receive the appreciation in the Fair Market Value of a Share from the date of grant (or such other date as the Plan Administrator may determine) up to a specified date or dates. Payment of such appreciation shall be made in cash, subject to the terms, conditions and limitations set forth in the applicable Award Agreement. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Plan Administrator determines appropriate, including forfeiture of Awards in the event of termination of employment shortly after vesting or in the event of a breach of any applicable restrictive covenants. Each SAR shall also be subject to the following rules:

(a)	Adjustment Provisions. The Plan Administrator may provide for equitable adjustments in the terms of any Awards granted hereunder to reflect changes in the Company’s structure, including any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence upon such terms and conditions as it may, in its sole discretion, deem equitable and appropriate. The Plan Administrator may also provide for equitable adjustments to Awards upon such terms and conditions as the Plan Administrator may, in its sole discretion, deem equitable and appropriate to reflect changes in the Company’s pricing structure or other similar changes that may impact the Company’s value, but are not deemed by the Plan Administrator, in its sole discretion, to have resulted from Participants’ actions to enhance such value. Any adjustment pursuant to this Section 4(a) shall not be deemed an amendment to this Plan or to any underlying Award Agreement.

(b)	Shareholder Rights. The recipient of a SAR shall not be deemed for any purpose to be a holder of any Shares with respect to his SARs.

5. Vesting. Subject to the provisions of Section 7, a Participant’s SARs shall vest in accordance with provisions of the applicable Award Agreement.

6. Settlement. Vested SARs shall be paid in cash at the time and in the manner specified in the applicable Award Agreement; provided that, a Participant may elect to defer the receipt of all or a portion of the payment of vested SARs pursuant to the Deferral Rules. Under the Deferral Rules, such an election (a “Deferral Election”) must be made within the time period designated by the Plan Administrator. Generally, a Deferral Election may not take effect until at least 12 months after the date on which the Deferral Election is made; the payment with respect to which such Deferral Election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and the election must be made not less than 12 months before the date the payment is scheduled to be paid. Any Deferral Election filed with the Plan Administrator or its delegate is irrevocable on and after the deadline for filing the election. Amounts so deferred shall be held by the Company without interest earned. Any such deferral shall not entitle the Participant to any appreciation in the Fair Market Value of a Share following the end of the Performance Period to which the vested SARs relate. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan.

7. Forfeitures. In the event a Participant violates his Restrictive Covenant Agreement with the Company or any other applicable restrictive covenants, including but not limited to non-compete, non-solicitation, non-disclosure or non-disparagement covenants, as determined by the Plan Administrator in its sole discretion, all SARs held by a Participant (whether or not vested) shall automatically be cancelled without any consideration paid therefor and without further action on the part of the Company, and the Participant shall be required to repay to the Company any amounts paid to the Participant with respect to any SARs at any time during the 12-month period prior to such violation. In addition, the Plan Administrator may make retroactive adjustments to this Award, and the Participant shall reimburse to the Company any Award paid where such compensation was predicated upon achieving certain financial results that were substantially the subject of a financial restatement, and, as a result of the restatement, it is determined that the Participant otherwise would not have been paid such compensation (regardless of whether or not the restatement resulted from the Participant’s misconduct). In such instance, the Company may recover the amount by which the Participant’s payment for the relevant Performance Period exceeded the lower payment that would have been made based on the restated financial results. In addition, the Company may assert any other remedies that may be available to the Company, including, without limitation, those available under Section 304 of the Sarbanes-Oxley Act of 2002. To the extent permitted by applicable law, the Company may deduct from any amounts payable by the Company to the applicable Participant any amounts the Participant owes to the Company under this Section 7. This right of set-off is in addition to any other remedies the Company may have against the Participant.

8. Nontransferability. Benefits are not subject to alienation, anticipation or assignment by a Participant or beneficiary and are not subject to being attached or reached and applied by any creditor of the Participant or beneficiary. Benefits shall be paid from the general assets of the Company and shall not be funded, by trust or otherwise. No Participant or beneficiary shall have a right to a benefit hereunder greater than that of an unsecured general creditor of the Company. Nothing herein shall be deemed to create a trust of any kind or to create any fiduciary relationship whatsoever. In the event of a Participant’s death, payment with respect to any Award shall be made only: (a) to the beneficiary or beneficiaries of the deceased Participant pursuant to a valid beneficiary designation on a form approved by the Plan Administrator, or (b) in the absence of such a valid beneficiary designation, by or to the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

9. Right to Continued Employment. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company; nor interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without Cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

10. Claims. Any claim for benefits under the Plan shall be handled by the Plan Administrator. Benefits under the Plan shall be paid only if the Plan Administrator, in its discretion, determines that a claimant is entitled to them. No action at law or in equity shall be brought to recover benefits under the Plan until any applicable appeal rights have been exercised and until the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. In addition, any such judicial proceeding must be filed within 120 days after the Plan Administrator’s final decision.

11. Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and the Company may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction.

12. Administration. The Plan Administrator shall administer the Plan. The Plan Administrator is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and, in its discretion, to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all Participants and their legal representatives. The Plan Administrator and no employee of the Company (or any parent company) shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for any act or failure to act by the Plan Administrator or the employee.

13. Severability. In the event any provision of the Plan or an Award Agreement shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or Award Agreement, and the Plan and Award Agreement shall be construed and enforced as if such illegal or invalid provisions had never been contained therein.

14. Amendment and Termination. The Plan Administrator may amend the Plan from time to time, or terminate the Plan at any time. However, no action authorized by this Section shall change the terms and conditions of any existing Award without the Participant’s consent; provided that the Plan Administrator may amend or terminate an Award to comply with changes in law without a Participant’s consent; provided, further, that the adjustments described in Section 4(a) shall not be treated as amendments subject to the restrictions of this sentence. Any amendment or termination of the Plan shall comply with the restrictions of Section 409A, and no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4), nor may any amendment permit a subsequent deferral unless such amendment complies with the requirements of Treasury regulations section 1.409A-2(b).

15. Compliance with Section 409A. This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any reference in the Plan to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A. Each payment of under this Plan shall be treated as a separate payment for purposes of applying the exclusion under Section 409A. Notwithstanding any Plan provision to the contrary, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is subject to Section 409A that is payable in connection with Participant’s separation from service may not be paid prior to the date which is six months after the date the Participant terminates employment (or, if earlier, the Participant’s death). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after his separation from service an amount equal to the benefit that he would have received during such six month period absent the restriction

16. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable principles of conflict of laws). Any legal action related to this Plan shall be brought only in a federal or state court located in Chicago, Illinois, and by accepting an Award, a Participant agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings.

EXECUTED and APPROVED by:

/s/ Alex Vetter	/s/ Kevin E. Lord
Alex Vetter President & Chief Executive Officer Cars.com, LLC	Kevin E. Lord SVP and Chief Human Resources Officer TEGNA Inc.